Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS
- Establishes Guidance for Full Year 2021 -

NEW YORK, NY – February 18, 2020 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter and year ended December 31, 2020. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Fourth Quarter 2020 Financial and Operating Highlights
•Total revenues increased 57.0% year-over-year to $373.0 million
•Net income attributable to common stockholders was $288.0 million, or $0.53 per share
•AFFO increased 42.5% year-over-year to $251.7 million
•AFFO per share increased 24.3% to $0.46
•Completed the disposition of Bally's Atlantic City
•Entered into an agreement for The Eastern Band of Cherokee Indians to become the new tenant at the Company's Caesars Southern Indiana property
Full Year 2020 Financial and Operating Highlights
•Total revenues increased 37.0% year-over-year to $1.2 billion
•Net income attributable to common stockholders was $891.7 million, or $1.75 per share
•AFFO increased 28.7% year-over-year to $835.8 million
•AFFO per share increased 10.8% to $1.64
•Completed $4.6 billion of acquisitions and investments, including VICI’s first investment outside of gaming through an $80 million mortgage loan to Chelsea Piers New York
•Increased quarterly cash dividend by 10.9%
•Completed an equity offering in which 29,900,000 shares were sold through a forward sale agreement at $22.15 per share, raising gross proceeds of $662.3 million
•Issued 7,500,000 shares under the Company’s ATM Program for net proceeds of approximately $200.0 million
•Issued $2.5 billion of Senior Unsecured Notes at a blended and weighted average interest rate of 3.8%
•Redeemed the remaining $500.0 million 8% senior secured notes scheduled to mature in 2023
•Repriced our $2.1 billion Term Loan, lowering the interest rate from L + 2.00% to L + 1.75%
Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said: “Prior to 2020, we were often asked how the Gaming REIT model would fare once it hit its first recession. What VICI faced in 2020 was far beyond a normal recession, but thanks to our tenants’ operating excellence and liquidity, thanks to the intense loyalty gaming customers have to the gaming experience, and thanks to the mission-criticality of our assets, VICI’s business model has proven itself during this on-going COVID-19 crisis. In 2020, we collected one hundred percent of our rent, in cash, on time, again thanks to the superiority of our tenants' business models. And when many REITs were plugging holes in the hull, we completed $4.6 billion of acquisitions and investments, including a creative mortgage structure with our largest tenant, Caesars, and our first investment outside of gaming in the Chelsea Piers New York Facility. Finally, as 2020 unfolded, it became clear that our tenants will increasingly benefit from the technology-

driven tailwind that legalized sports betting represents, giving our tenants a powerful new paradigm for developing their next generation of customers, further ensuring the durability of their business models and of our real estate.”
Said David Kieske, Executive Vice President and Chief Financial Officer, “During a year when many REITs had to work hard to shore up their liquidity, VICI spent 2020 further improving its balance sheet. We accessed the capital markets throughout the year, raising $862 million of gross equity proceeds through a forward sale agreement and under our ATM program, and issuing $2.5 billion of unsecured notes, laddering our debt maturities and lowering our cost of capital while steadily forging our path toward a future investment grade credit rating. In Q3, we announced a dividend increase of 10.9%, one of the largest 2020 dividend increases among large-cap American REITs. Over the last three years, since VICI’s 2018 IPO, our collective activities enabled us to double our annualized revenue and EBITDA and deliver superior total return for shareholders. In fact, over the three-year period ended December 31, 2020, VICI delivered total return of 46.2%, significantly above the 11.2% generated by REITs in the RMZ REIT index.”
Fourth Quarter 2020 Financial Results
Total Revenues
Total revenues were $373.0 million for the quarter, an increase of 57.0% compared to $237.5 million for the quarter ended December 31, 2019. Total revenues for the quarter included $35.1 million of non-cash items, comprised of $28.0 million of non-cash leasing and financing adjustments and $7.1 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $288.0 million for the quarter, or $0.53 per share, compared to $98.6 million, or $0.21 per share for the quarter ended December 31, 2019.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $288.0 million for the quarter, or $0.53 per share, compared to $98.6 million, or $0.21 per share, for the quarter ended December 31, 2019.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $251.7 million for the quarter, an increase of 42.5% compared to $176.6 million for the quarter ended December 31, 2019. AFFO was $0.46 per share for the quarter compared to $0.37 per share for the quarter ended December 31, 2019.
Full Year 2020 Financial Results
Total Revenues
Total revenues were $1.2 billion for the year, an increase of 37.0% compared to $894.8 million for the year ended December 31, 2019. Total revenues for the year included $55.6 million of non-cash items, comprised of $39.8 million of non-cash leasing and financing adjustments and $15.8 million of other non-cash income.

Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $891.7 million for the year, or $1.75 per share, compared to $546.0 million, or $1.24 per share for the year ended December 31, 2019.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $891.7 million for the year, or $1.75 per share, compared to $546.0 million, or $1.24 per share, for the year ended December 31, 2019.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $835.8 million for the year, an increase of 28.7% compared to $649.6 million for the year ended December 31, 2019. AFFO was $1.64 per share for the year compared to $1.48 per share for the year ended December 31, 2019.
Fourth Quarter and Full Year 2020 Acquisitions and Portfolio Activity
Acquisitions and Investments
Over the course of 2020, the Company completed approximately $4.6 billion of acquisitions and investments at a weighted-average initial yield of 7.8%. These investments include: the acquisition of the real estate assets of JACK Cleveland Casino and JACK Thistledown Racino for $843.3 million, completed on January 24, 2020; the acquisition of Harrah's New Orleans, Harrah's Laughlin and Harrah's Atlantic City and related lease modifications with Caesars for an aggregate price of $3.2 billion, completed on July 20, 2020; an $80 million mortgage loan to Chelsea Piers New York, secured by the Chelsea Piers complex in New York City, completed on August 31, 2020; and a $400 million mortgage loan to Caesars secured by the Caesars Forum Convention Center in Las Vegas, completed on September 18, 2020.
Dispositions
As previously disclosed, on September 3, 2020, the Company and Caesars entered into definitive agreements to sell Harrah’s Louisiana Downs Casino to a third party for an aggregate of $22.0 million. The Company is entitled to receive $5.5 million from the sale. Annual base rent payments under the Regional Master Lease Agreement will remain unchanged following completion of the disposition, which the Company anticipates will close in the first half of 2021 and remains subject to regulatory approval and customary closing conditions.
On September 30, 2020, the Company and Caesars closed on the previously announced transaction to sell Harrah’s Reno to a third party. The purchase price for Harrah’s Reno was $41.5 million and the Company received approximately $31.1 million of the proceeds from the sale. Annual base rent payments under the Regional Master Lease Agreement remained unchanged following completion of the disposition.
On November 18, 2020, the Company and Caesars closed on the previously announced transaction to sell Bally's Atlantic City Hotel & Casino to Bally's Corporation. The total purchase price for Bally's Atlantic City was $25.0 million and the Company received approximately $19.0 million of the proceeds from the sale. The annual rent payments under the Caesars Regional Master Lease Agreement remained unchanged following completion of the disposition.

Other Portfolio Activity
On December 24, 2020, in connection with the Eastern Band of Cherokee Indians’ (“EBCI”) agreement to acquire the operations of Caesars Southern Indiana from Caesars, the Company agreed to enter into a triple-net lease agreement with EBCI with respect to the real property associated with Caesars Southern Indiana. In addition, as part of the transaction, the parties have agreed to negotiate a right of first refusal for VICI Properties on the real property associated with the development of a new casino resort in Danville, Virginia. Initial total annual rent under the lease with EBCI will be $32.5 million. The lease will have an initial term of 15 years, with four 5-year tenant renewal options. The tenant’s obligations under the lease will be guaranteed by EBCI. Annual base rent payments under the Regional Master Lease with Caesars will be reduced by $32.5 million upon completion of EBCI’s acquisition of the operations of Caesars Southern Indiana and the execution of the lease between the Company and EBCI. The property is expected to retain the Caesars brand name and to continue to be a part of the Caesars Rewards loyalty program in accordance with the terms of a licensing agreement negotiated between EBCI and Caesars.
Balance Sheet and Liquidity
As of December 31, 2020, the Company had $6.9 billion in total debt. VICI Properties had approximately $1.9 billion in liquidity, comprised of $316.0 million in cash and cash equivalents, $20.0 million in short-term investments, $1.0 billion of availability under the Revolving Credit Facility (subject to the terms of the credit agreement) and approximately $547.2 million in proceeds available through the physical settlement of the remaining 26,900,000 shares that are subject to the June 2020 Forward Sale Agreement.
The Company’s outstanding indebtedness as of December 31, 2020 was as follows:

($ in millions)	December 31, 2020
Revolving Credit Facility	$—
Term Loan B Facility (2024 Maturity)	2,100.0
2025 Notes	750.0
2026 Notes	1,250.0
2027 Notes	750.0
2029 Notes	1,000.0
2030 Notes	1,000.0
Total Debt Outstanding, Face Value	$6,850.0
Cash and Cash Equivalents	$316.0
Short-Term Investments	$20.0
Net Debt	$6,514.0
Dividends
On December 10, 2020, the Company declared a regular quarterly cash dividend of $0.33 per share, representing a 10.9% increase year over year. The Q4 2020 dividend was paid on January 7, 2021 to stockholders of record as of the close of business on December 23, 2020 and it totaled in aggregate approximately $177.0 million.

2021 Guidance
The Company is providing estimated AFFO guidance for the full year 2021. The Company estimates AFFO for the year ending December 31, 2021 will be between $1,010.0 million and $1,035.0 million, or between $1.82 and $1.87 per diluted share. These per share estimates reflect the dilutive impact of the pending 26,900,000 forward sale shares, assuming settlement and the issuance of such shares on June 17, 2021, the maturity date of the agreement, and the dilutive effect prior to the expected settlement date as calculated under the treasury stock method. These estimates do not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company's full-year 2021 guidance:

For the Year Ending December 31, 2021 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$1,010.0	$1,035.0
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.82	$1.87
Estimated Weighted Average Share Count at Year End (in millions)	554.7	554.7

In determining Adjusted Funds from Operations (“AFFO”), the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable GAAP financial measure. For more information, see “Non-GAAP Financial Measures.” The Company is unable to provide a reconciliation of its stated AFFO guidance to net income attributable to common stockholders because it is unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results, the impact of these adjustments could be material, individually or in the aggregate, to the Company's reported GAAP results.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on the Company's website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and the Company's other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, February 19, 2021 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by registering online at http://www.directeventreg.com/registration/event/1078778 at which time registrants will receive dial-in information as well as a passcode and registrant ID. At the time of the call, participants will dial in using the numbers in the confirmation email and enter their passcode and ID, upon which they will enter the conference call.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on February 19, 2021, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. (“VICI Properties” or the “Company”) is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 28 gaming facilities comprising 47 million square feet and features approximately 18,000 hotel rooms and more than 200 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., Hard Rock International Inc., JACK Entertainment LLC and Penn National Gaming, Inc. VICI Properties also has an investment in the Chelsea Piers, New York facility and owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio.
Impact of the COVID-19 Pandemic on Our Business
In connection with the COVID-19 pandemic, various state governments and/or regulatory authorities issued directives, mandates, orders or similar actions restricting non-essential business operations, resulting in the temporary closure of substantially all of our tenants’ operations at our properties (as well as our golf course properties). While most of our tenants’ facilities at our properties (and all four of our golf course properties) have reopened, in some cases they have reopened at reduced capacity and subject to additional operating restrictions, and we cannot predict how long they will be subject to such restrictions, or whether they will be subject to additional restrictions or future closures. As previously announced, in connection with the ongoing COVID-19 pandemic and its impact on our tenants’ operations and financial performance, we have provided certain short-term non-rent related relief under our lease agreements to some of our tenants. We continue to monitor the impact of the COVID-19 pandemic on our tenant's businesses, including with respect to their respective financial and operating situations, liquidity needs and contingency planning.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are the impact of changes in general economic conditions, including low consumer confidence, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy (including stemming from the COVID-19 pandemic and changes in the economic conditions as a result of the COVID-19 pandemic); the Company’s dependence on subsidiaries of Caesars Entertainment, Inc. (“Caesars”), Penn National Gaming, Inc. (“Penn”), Seminole Hard Rock Entertainment, Inc. (“Hard Rock”), Century Casinos, Inc. (“Century Casinos”) and Rock Ohio Ventures LLC (“JACK Entertainment”) as tenants of our properties and Caesars, Penn, Hard Rock, Century Casinos and JACK Entertainment or certain of their respective subsidiaries as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on the Company; risks that the Company may not achieve the benefits contemplated by its recently completed transactions and acquisitions of real estate assets; the possibility that the Company identifies significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits it expects to receive) in any of its recently completed transactions; and the effects of the Company’s recently completed transactions on it, including the future impact on the Company’s financial condition, financial and operating results, cash flows, strategy and plans.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the impact of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants. The extent to which the COVID-19 pandemic impacts the Company and its tenants will largely depend on future developments that are highly uncertain and cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures on our tenants, including various state governments and/or regulatory authorities issuing directives, mandates, orders or similar actions restricting freedom of movement and business operations, such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and “shelter-at-home” orders that resulted in the temporary closure of our tenants’ operations at our properties, the ability of the Company’s tenants to successfully operate their businesses following the reopening of their respective facilities, including the costs of complying with regulatory requirements necessary to keep the facilities open, including compliance with operating restrictions and reduced capacity requirements, the need to close any of the facilities after reopening as a result of the COVID-19 pandemic and the effects of the negotiated capital expenditure reductions and other amendments to the lease agreements that the Company agreed to with certain of its tenants in response to the COVID-19 pandemic. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases. In addition, changes and instability in global, national and regional economic activity and financial markets as a result of the COVID-19 pandemic have negatively impacted consumer discretionary spending and travel and may continue to do so, which could have a material adverse effect on our tenants’ businesses.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment, other non-recurring, non-cash gains or losses (such as non-cash gain upon lease modification) and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing. The non-cash change in allowance for credit losses consists of estimated credit loss for our investments in leases - sales-type and direct financing, investments in leases - financing receivables and investments in loans as a result of our adoption of ASU No. 2016-13 - Financial Instruments-Credit Losses (Topic 326). No similar adjustments are reflected in prior periods because the accounting standard was adopted effective January 1, 2020 and does not require retrospective application. Please see Note 6 - Allowance for Credit Losses in our most recent Annual Report on Form 10-K for further information.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	December 31, 2020	December 31, 2019
Assets
Real estate portfolio:
Investments in leases - sales-type and direct financing, net	$13,027,644	$10,734,245
Investments in leases - operating	—	1,086,658
Investments in leases - financing receivables, net	2,618,562	—
Investments in loans, net	536,721	—
Land	158,190	94,711
Cash and cash equivalents	315,993	1,101,893
Short-term investments	19,973	59,474
Other assets	386,530	188,638
Total assets	$17,063,613	$13,265,619

Liabilities
Debt, net	$6,765,532	$4,791,563
Accrued interest	46,422	20,153
Deferred financing liability	73,600	73,600
Deferred revenue	93,659	70,340
Dividends payable	176,992	137,056
Other liabilities	413,663	123,918
Total liabilities	7,569,868	5,216,630

Stockholders’ equity
Common stock	5,367	4,610
Preferred stock	—	—
Additional paid in capital	9,363,539	7,817,582
Accumulated other comprehensive loss	(92,521)	(65,078)
Retained earnings	139,454	208,069
Total VICI stockholders’ equity	9,415,839	7,965,183
Non-controlling interests	77,906	83,806
Total stockholders’ equity	9,493,745	8,048,989
Total liabilities and stockholders’ equity	$17,063,613	$13,265,619
_______________________________________________________
Note: As of December 31, 2020, our Investments in leases - sales-type and direct financing, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $454.2 million, $91.0 million, $1.8 million and $6.9 million of Allowance for credit losses, respectively. The credit loss standard does not require retrospective application and as such there is no corresponding allowance as of December 31, 2019.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues
Income from sales-type and direct financing leases	$289,087	$218,905	$1,007,508	$822,205
Income from operating leases	—	10,913	25,464	43,653
Income from lease financing receivables and loans	70,321	—	153,017	—
Other income	7,091	—	15,793	—
Golf revenues	6,519	7,719	23,792	28,940
Total revenues	373,018	237,537	1,225,574	894,798

Operating expenses
General and administrative	8,101	5,109	30,661	24,569
Depreciation	741	883	3,731	3,831
Other expenses	7,091	—	15,793	—
Golf expenses	4,451	4,538	17,632	18,901
Change in allowance for credit losses	(16,563)	—	244,517	—
Transaction and acquisition expenses	981	249	8,684	4,998
Total operating expenses	4,802	10,779	321,018	52,299

Interest expense	(77,420)	(71,448)	(308,605)	(248,384)
Interest income	52	4,153	6,795	20,014
Loss from extinguishment of debt	—	(58,143)	(39,059)	(58,143)
Gain upon lease modification	—	—	333,352	—
Income before income taxes	290,848	101,320	897,039	555,986
Income tax expense	(436)	(607)	(831)	(1,705)
Net income	$290,412	$100,713	$896,208	$554,281
Less: Net income attributable to non-controlling interests	(2,402)	(2,082)	(4,534)	(8,317)
Net income attributable to common stockholders	$288,010	$98,631	$891,674	$545,964

Net income per common share
Basic	$0.54	$0.21	$1.76	$1.25
Diluted	$0.53	$0.21	$1.75	$1.24

Weighted average number of common shares outstanding
Basic	536,333,632	460,689,199	506,140,642	435,071,096
Diluted	541,935,681	472,642,363	510,908,755	439,152,946

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income attributable to common stockholders	$288,010	$98,631	891,674	545,964
Real estate depreciation	—	—	—	—
FFO	288,010	98,631	891,674	545,964
Non-cash leasing and financing adjustments	(27,977)	2,534	(39,803)	239
Non-cash change in allowance for credit losses	(16,563)	—	244,517	—
Non-cash stock-based compensation	2,013	1,402	7,388	5,223
Transaction and acquisition expenses	981	249	8,684	4,998
Amortization of debt issuance costs and original issue discount	4,368	14,854	19,872	33,034
Other depreciation	710	875	3,615	3,815
Capital expenditures	(218)	(106)	(2,200)	(2,097)
Loss on extinguishment of debt	—	58,143	39,059	58,143
Non-cash gain upon lease modification	—	—	(333,352)	—
Non-cash adjustments attributable to non-controlling interests	340	51	(3,650)	253
AFFO	251,664	176,633	835,804	649,572
Interest expense, net	73,000	52,441	281,938	195,336
Income tax expense	436	607	831	1,705
Adjusted EBITDA	325,100	229,681	1,118,573	846,613

Net income per common share
Basic	$0.54	$0.21	$1.76	$1.25
Diluted	$0.53	$0.21	$1.75	$1.24
FFO per common share
Basic	$0.54	$0.21	$1.76	$1.25
Diluted	$0.53	$0.21	$1.75	$1.24
AFFO per common share
Basic	$0.47	$0.38	$1.65	$1.49
Diluted	$0.46	$0.37	$1.64	$1.48
Weighted average number of shares of common stock outstanding
Basic	536,333,632	460,689,199	506,140,642	435,071,096
Diluted	541,935,681	472,642,363	510,908,755	439,152,946

VICI Properties Inc.
Revenue Detail
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Contractual revenue from sales-type and direct financing leases
Caesars Las Vegas Master Lease	$100,052	$62,809	$316,857	$249,543
Caesars Regional Master Lease & Joliet Lease (excluding Harrah's NOLA, AC, and Laughlin)	128,405	126,507	509,805	502,272
Margaritaville Lease	5,886	5,800	23,515	23,138
Greektown Lease	13,889	13,889	55,556	33,751
Hard Rock Lease	10,848	10,687	42,910	11,993
Century Master Lease	6,250	1,747	25,000	1,747
Income from sales-type and direct financing leases non-cash adjustment(1)	23,757	(2,534)	33,865	(239)
Income from sales-type and direct financing leases	289,087	218,905	1,007,508	822,205

Contractual revenue from operating leases
Land component of Caesars Palace	—	10,913	25,464	43,653
Income from operating leases	—	10,913	25,464	43,653

Contractual income from lease financing receivables
JACK Entertainment Master Lease	16,470	—	61,807	—
Harrah's NOLA, AC, and Laughlin	38,884	—	69,519	—
Income from lease financing receivables non-cash adjustment(1)	4,247	—	6,018	—
Income from lease financing receivables	59,601	—	137,344	—
Contractual interest income
JACK Entertainment Loan	1,663	—	5,165	—
Caesars Forum Convention Center Loan	7,871	—	8,983	—
Chelsea Piers Loan	1,213	—	1,605	—
Income from loans non-cash adjustment(1)	(27)	—	(80)	—
Income from loans	10,720	—	15,673	—
Income from lease financing receivables and loans	70,321	—	153,017	—

Other income	7,091	—	15,793	—
Golf revenues	6,519	7,719	23,792	28,940
Total revenues	$373,018	$237,537	$1,225,574	$894,798
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com